Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2004 RESULTS

– $0.03 Earnings Per Share –

– 36% Year-Over-Year Orders Growth –

Irvine, California – April 29, 2004 – Newport Corporation (Nasdaq: NEWP) today reported financial results for its first quarter ended April 3, 2004, announcing net income of $1.1 million and the fifth consecutive quarter of growth in new orders.

Sales for the first quarter of 2004 totaled $42.4 million, an increase of approximately 27% compared with the $33.3 million recorded in the first quarter of 2003, and an increase of approximately 17% compared with the $36.2 million recorded in the fourth quarter of 2003.

The company reported income from continuing operations for the first quarter of 2004 of $1.1 million, or $0.03 per share, compared with a loss from continuing operations of $3.9 million, or $0.10 per share, in the first quarter of 2003, and a loss from continuing operations of $1.7 million, or $0.04 per share, in the fourth quarter of 2003.

New orders received in the first quarter of 2004 totaled $44.2 million, an increase of approximately 36% compared with the $32.5 million received in the first quarter of 2003 and an increase of approximately 18% compared with the $37.5 million received in the fourth quarter of 2003.

Robert G. Deuster, chairman and chief executive officer, said, “We had a strong first quarter, highlighted by our return to profitability. First quarter orders, sales and income per share all exceeded our expectations. Our new orders were the highest level we have recorded since the second quarter of 2002 and represented our fifth consecutive quarter of sequential growth in new orders. Similarly, our sales level was the highest since the third quarter of 2002. We are enthusiastic about the momentum we have built in the first quarter and are optimistic about the remainder of 2004.”

“In 2003, we concluded a major two-year restructuring effort, which reduced our breakeven point to below $40 million in quarterly sales,” Deuster added. “With our sales and orders now exceeding that level, we believe that we are well positioned to leverage increasing sales into earnings growth.”

Effective beginning in the first quarter of 2004, the company has changed to a conventional 52/53-week accounting fiscal year. The company’s fiscal year will end on the Saturday closest to December 31, and its fiscal quarters will end on the Saturday closest to the end of each corresponding calendar quarter. As a result, for fiscal 2004, the company’s first quarter ended on April 3, 2004, its second and third quarters will end on July 3, 2004 and October 2, 2004, respectively, and its fiscal year will end on January 1, 2005. As a result of this change, the first quarter of 2004 consisted of 94 days, compared with 90 days in the first quarter of 2003 and 92 days in the fourth quarter of 2003. The effect of the additional days did not have a material impact on the company’s results of operations for the first quarter of 2004.

The company had net income of $1.1 million, or $0.03 per diluted share, in the first quarter of 2004 compared with a net loss of $5.9 million, or $0.15 per diluted share, in the first quarter of 2003. Results for the first quarter of 2003 include the treatment of company’s former metrology business and its Minnesota operation as discontinued operations, reflecting the completed divestitures of those operations.

First quarter 2004 sales to semiconductor capital equipment companies were $16.5 million, compared with $11.3 million in the first quarter of 2003 and $11.7 million in the fourth quarter of 2003. New orders received from semiconductor customers in the first quarter of 2004 were $19.4 million, compared with $12.6 million in the first quarter of 2003 and $14.3 million in the fourth quarter of 2003.

Deuster stated, “We are pleased by the significant increases in capital spending we are seeing from semiconductor manufacturers, which have led to strong purchasing activity by our semiconductor capital equipment customers. The overall momentum in this market, coupled with the recent design wins we have achieved, led to our semiconductor orders during the first quarter of 2004 being at their highest level since the second quarter of 2002, and we are optimistic that our order levels from this market will continue to increase during the remainder of this year.”

Sales to customers in research, defense, fiber optic communications, and the other end markets Newport serves were $22.9 million in the first quarter of 2004, versus $19.7 million recorded in the first quarter of 2003 and $21.4 million in the fourth quarter of 2003. New orders received from customers in these markets in the first quarter of 2004 were $22.0 million, versus $17.4 million in the first quarter of 2003 and $20.0 million in the fourth quarter of 2003.

Deuster added, “First quarter sales to researchers were the highest level since the second quarter of 2002, overcoming the seasonal slowdown we normally expect to see in the first quarter. We believe that the strength of our sales to this important market reflects the growing acceptance of many of the new products we have introduced over the last year or so, as well as the positive effects of our increased focus on the research market.”

Sales to customers in the life and health sciences market were $3.0 million in the first quarter of 2004, versus $2.3 million recorded in the first quarter of 2003 and $3.1 million in the fourth quarter of 2003. New orders received from customers in this market in the first quarter of 2004 were $2.8 million, versus $2.5 million in the first quarter of 2003 and $3.2 million in the fourth quarter of 2003.

Deuster stated, “We are encouraged by the customer wins we continue to achieve with Newport’s products in the life and health sciences market. We believe that our expertise in optics, photonics and motion control fits perfectly with the needs of these customers, and that this market represents an exciting growth opportunity for Newport.”

Gross margin in the first quarter of 2004 was 33.6%, compared with 33.2% in the first quarter of 2003 and 30.9% in the fourth quarter of 2003. The improvement in gross margin compared with both prior year periods was due primarily to the higher sales volume, which led to improved absorption of overhead. However, the gross margin improvement in the first quarter of 2004 compared with the first quarter of 2003 was offset in part by a significantly higher mix of original equipment manufacturer (OEM) sales in the current quarter, which typically carry lower gross margins. In addition, gross margins for each of these periods were negatively impacted by previously capitalized underabsorbed overhead costs. Products sold in the current quarter were produced during periods in which unabsorbed overhead costs were allocated to inventory. In accordance with generally accepted accounting principles, these variances were capitalized when the inventory was produced and are charged to cost of sales when the related products are sold. The company expects this negative impact on its gross margin to continue to some degree for the next few quarters.

Selling, general and administrative (SG&A) expenses for the first quarter of 2004 were $11.0 million, compared with $11.6 million in the first quarter of 2003 and $10.5 million in the fourth quarter of 2003. The reduction in SG&A expenses in the first quarter of 2004 compared with the first quarter of 2003 was due primarily to the impact of the cost reduction steps undertaken during the last 18 months and a high level of expenses incurred in the first quarter of 2003 for legal fees related to protecting our intellectual property, offset in part by an increase in variable selling expenses associated with the higher sales level. The increase in SG&A expenses in the first quarter of 2004 from the fourth quarter of 2003 was primarily attributable to higher variable selling expenses associated with the higher sales, and to the accrual of certain employee incentive compensation due to the company’s return to profitability.

Research and development (R&D) expense for the first quarter of 2004 was $3.8 million, compared with $5.0 million in the first quarter of 2003 and $4.0 million in the fourth quarter of 2003. The lower R&D expense in the first quarter of 2004 compared with the prior year period resulted from reductions in R&D spending in the fiber optic communications area, as well as from the company’s overall efforts to maximize the focus and efficiency of its R&D activities. The company reaffirmed that it will continue to fund key R&D efforts, focusing on those projects most likely to yield future sales growth.

Interest and other income, net, totaled $1.5 million for the first quarter of 2004, compared with $1.6 million in the first quarter of 2003 and $1.8 million in the fourth quarter of 2003.

The company recorded an income tax benefit of $0.2 million in the first quarter of 2004, compared with no income tax expense in the first quarter of 2003. The net income tax benefit in the first quarter of 2004 was primarily attributable to the favorable settlement of a state income tax examination for less than the amount originally estimated.

The company had $265.8 million in cash, cash equivalents and marketable securities at the end of the first quarter of 2004, compared with $267.3 million at the end of 2003. The reduction in cash was due primarily to working capital required to fund the large end-of-quarter shipments.

SECOND QUARTER 2004 BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below.

The company’s sales for the second quarter of 2004 are expected to increase slightly compared with the first quarter, in the range of $43.0 million to $46.0 million.

Gross margin for the second quarter of 2004 is expected to be in the range of 34% to 35%. Any improvement in gross margin resulting from the anticipated increase in sales is expected to be offset in part by previously capitalized underabsorbed overhead costs that will be charged to cost of sales as the anticipated sales volume increases in the second quarter of 2004.

SG&A expenses for the second quarter of 2004 are expected to be flat or slightly higher compared with the first quarter of 2004, in the range of $11.0 million to $12.0 million, due to annual employee salary increases and insurance renewal increases anticipated in the second quarter of 2004.

R&D spending is expected to be in the range of $4.0 million to $4.5 million in the second quarter of 2004.

The company expects interest and other income, net, to be between $1.1 million and $1.3 million in the second quarter of 2004, depending on interest rates, potential realized gains on marketable securities, cash balances, foreign exchange markets and potential business development activity.

Due to the expected utilization of state, Federal and foreign tax benefits, the company does not expect to record any tax expense in the second quarter of 2004.

The company expects the number of diluted common shares used in computing earnings per share to be in the range of 41 to 42 million.

For the second quarter of 2004, based on the factors noted above, the company expects to record income from continuing operations in the range of $0.02 of $0.04 per share.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, vice president and chief financial officer, will host an investor conference call today, April 29, 2004, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s first quarter results and outlook for the second quarter of 2004. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.fulldisclosure.com. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the US and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on April 29, 2004, through midnight on Monday, May 3, 2004. The replay confirmation code is 392447.

This news release contains forward-looking statements, including without limitation the statements under the heading “Second Quarter 2004 Business Outlook” and the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2003, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the duration and extent of the current upturn in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the semiconductor packaging and life and health sciences markets; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate any to-be-acquired companies and the contributions of those companies to Newport’s operating results; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three months ended
(In thousands, except per share amounts)	April 3, 2004	March 31, 2003

Consolidated statement of operations:
Net sales	$42,399	$33,304
Cost of sales	28,151	22,254

Gross profit	14,248	11,050

Selling, general and administrative expense	10,990	11,552
Research and development expense	3,825	4,988

Operating loss	(567)	(5,490)

Interest and other income, net	1,508	1,573

Income (loss) from continuing operations before income taxes	941	(3,917)

Income tax benefit	(200)	—

Income (loss) from continuing operations	1,141	(3,917)

Loss from discontinued operations, net of income taxes	—	(1,952)

Net income (loss)	$1,141	$(5,869)

Income (loss) per share, basic:
Income (loss) from continuing operations	$0.03	$(0.10)
Loss from discontinued operations	—	(0.05)

Net income (loss)	$0.03	$(0.15)

Income (loss) per share, diluted:
Income (loss) from continuing operations	$0.03	$(0.10)
Loss from discontinued operations	—	(0.05)

Net income (loss)	$0.03	$(0.15)

Shares used in computation of income (loss) per share:
Basic	39,168	38,516
Diluted	41,413	38,516

Other operating data:
New orders received during the period	$44,189	$32,544
Backlog at end of period scheduled to ship within 12 months	$34,363	$27,526

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	April 3, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$16,210	$11,795
Marketable securities	249,573	255,507
Accounts receivable, net	27,239	23,960
Inventories	55,300	54,854
Other current assets	6,033	6,000

Total current assets	354,355	352,116

Property, plant and equipment, net	31,246	32,734
Goodwill, net	57,606	57,606
Deferred tax assets	14,900	14,900
Investments and other assets	11,297	10,863

	$469,404	$468,219

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,057	$8,517
Accrued payroll and related expenses	7,300	7,811
Accrued expenses and other current liabilities	8,362	9,567
Accrued restructuring costs	695	1,124
Obligations under capital leases	269	272

Total current liabilities	25,683	27,291

Obligations under capital leases, less current portion	1,492	1,612
Accrued restructuring costs and other liabilities	703	907

Stockholders’ equity	441,526	438,409

	$469,404	$468,219